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                                                                    Exhibit 99.1

 Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

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                                                            News Release

                                      Media Contact:        Lauren C. Steele
                                                            VP Corporate Affairs
                                                            704-557-4551

                                      Investor Contact:     David V. Singer
                                                            Executive VP & CFO
                                                            704-557-4604

FOR IMMEDIATE RELEASE
---------------------        Symbol:   COKE
March 28, 2003               Quoted:   The Nasdaq Stock Market (National Market)

       Coca-Cola Bottling Co. Consolidated Increases Ownership in Piedmont
                         Coca-Cola Bottling Partnership

CHARLOTTE, NC -- Coca-Cola Bottling Co. Consolidated announced today that it has completed its previously announced purchase of half of The Coca-Cola Company's remaining interest in Piedmont Coca-Cola Bottling Partnership for $53.5 million.

J. Frank Harrison, III, Chairman and CEO said, "After this transaction the Company's ownership interest in Piedmont Coca-Cola Bottling Partnership will be 77.3%. We estimate that this transaction will add approximately $.10 to earnings per share in 2003." Mr. Harrison also said, "The Company expects to purchase The Coca-Cola Company's remaining 22.7% interest at some point in the future. Acquiring Piedmont in several steps has supported Consolidated's objectives of owning all of Piedmont while continuing to improve the Company's financial ratios."

Forward-looking statements.

Included in this news release are several forward-looking management comments and other statements that reflect management's current outlook for future periods. These expectations are based on the Company's current plans, and are subject to future events and uncertainties. These statements include the Company's estimate that the transaction will add approximately $.10 to earnings per share in 2003, the Company's expectation of purchasing The Coca-Cola Company's remaining 22.7% interest at some point in the future and the effects of acquiring Piedmont in several steps as they relate to the objective of improving financial ratios. Among the future events and uncertainties that could cause actual results to differ include an inability to agree on terms with The Coca-Cola Company in the future, below targeted operating results at Piedmont or other changes that would not allow the Company to meet its internal targets for financial ratios and other risks and uncertainties described in the Company's filings with the Securities and Exchange Commission.